Exhibit 99.2
Consolidated Financial Statements and Report of
Independent Certified Public Accountants
WINNERCOMM HOLDINGS, INC.
AND SUBSIDIARIES
December 31, 2008 and 2007

Winnercomm Holdings, Inc. and Subsidiaries

Report of Independent Certified Public Accountants
The Board of Directors
Winnercomm Holdings, Inc.
We have audited the accompanying consolidated balance sheets of Winnercomm Holdings, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2008 and 2007 and for the period from inception (February 2, 2006) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Winnercomm Holdings, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years ended December 31, 2008 and 2007 and for the period from inception (February 2, 2006) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss of $61.0 million and $44.1 million during the years ended December 31, 2008 and December 31, 2007, and $6.2 million for the period from inception (February 2, 2006) to December 31, 2006. In addition, the Company was in default of certain debt covenants at December 31, 2008. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are discussed in Note B, which plans included the sale of substantially all the Company’s assets during January 2009. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Tulsa, Oklahoma
May 15, 2009

Winnercomm Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2008 and 2007

	2008	2007
Assets
Current assets:
Cash and cash equivalents	$21,933	$574,223
Accounts receivable	5,478,046	7,661,561
Prepaid production costs	2,032,789	1,575,699
Prepaid expenses and other	945,819	525,321

Total current assets	8,478,587	10,336,804

Property, plant and equipment, net	3,436,258	16,893,393
Other assets	—	1,037,201
Intangible assets, net	—	12,718,051
Goodwill	—	24,949,332

Total assets	$11,914,845	$65,934,781

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable and accrued expenses	$15,449,720	$11,786,568
Unearned revenue	1,021,712	1,301,651
Deferred tax liabilities	—	2,747,600
Current maturities of long-term debt	39,929,345	4,000,000

Total current liabilities	56,400,777	19,835,819

Long-term debt, less current maturities	—	35,000,000

Other long-term liabilities	139,257	352,312

Shares subject to mandatory redemption	18,692,510	13,386,638

Commitments and contingencies

Stockholders’ deficit:
Series A preferred stock; $0.001 par value; 37,975,000 shares authorized, 37,975,000 shares issued and outstanding, liquidation preference of $45,949,750 at December 31, 2008	3,798	3,798
Common stock; $0.001 par value; 152,025,000 shares authorized, 11,551,493 shares issued and 11,338,028 outstanding	1,155	1,155
Additional paid-in capital	48,135,041	47,838,761
Retained deficit	(111,244,228)	(50,270,237)
Treasury stock, 213,465 shares, at cost	(213,465)	(213,465)

Total stockholders’ deficit	(63,317,699)	(2,639,988)

Totals	$11,914,845	$65,934,781

The accompanying notes are an integral part of these consolidated balance sheets.

Winnercomm Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Years Ended December 31, 2008 and 2007, and the period from inception (February 2, 2006) through December 31, 2006

	2008	2007	2006
Revenues:
Production revenue	$45,424,048	$64,156,166	$53,547,164
Commission revenue	1,599,731	3,817,196	2,613,237

Total revenues	47,023,779	67,973,362	56,160,401

Cost of services:
Production costs	35,749,018	47,893,023	45,761,337

Other expenses:
Selling, general and administrative	13,631,712	17,547,812	7,917,904
Amortization expense	2,042,153	5,429,250	6,000,099
Impairment expense	46,752,741	34,720,000	—
Depreciation expense	3,513,859	3,223,970	1,655,881

Total other expenses	65,940,465	60,921,032	15,573,884

Loss from operations	(54,665,704)	(40,840,693)	(5,174,820)

Interest and other expenses:
Interest expense	5,750,114	4,821,971	4,480,015
Dividends and accretion on shares subject to mandatory redemption	3,305,773	2,099,702	42,936

Total interest and other expenses	9,055,887	6,921,673	4,522,951

Loss before income tax benefit	(63,721,591)	(47,762,366)	(9,697,771)

Income tax benefit	2,747,600	3,702,200	3,487,700

Net loss	$(60,973,991)	$(44,060,166)	$(6,210,071)

The accompanying notes are an integral part of these consolidated financial statements.

Winnercomm Holdings, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Deficit
For the Years Ended December 31, 2008 and 2007, and the period from inception (February 2, 2006) through December 31, 2006

	Series A	Series A			Additional
	Preferred	Preferred	Common	Common	Paid-in	Treasury	Retained
	Shares	Stock	Shares	Stock	Capital	Stock	Deficit	Total
Balance at February 2, 2006	—	$—	—	$—	$—	$—	$—	$—

Issuance of Series A preferred, common stock and warrants — acquisition of Winnercomm, Inc. and Skycam	33,500,000	3,350	11,551,493	1,155	39,822,324	—	—	39,826,829

Stock-based compensation	—	—	—	—	489,605	—	—	489,605

Issuance of warrants	—	—	—	—	2,756,000	—	—	2,756,000

Issuance of Series A preferred	4,475,000	448	—	—	4,474,552	—	—	4,475,000

Purchase of common stock	—	—	—	—	—	(213,465)	—	(213,465)

Net loss	—	—	—	—	—	—	(6,210,071)	(6,210,071)

Balance at December 31, 2006	37,975,000	3,798	11,551,493	1,155	47,542,481	(213,465)	(6,210,071)	41,123,898

Stock-based compensation	—	—	—	—	296,280	—	—	296,280

Net loss	—	—	—	—	—	—	(44,060,166)	(44,060,166)

Balance at December 31, 2007	37,975,000	3,798	11,551,493	1,155	47,838,761	(213,465)	(50,270,237)	(2,639,988)

Stock-based compensation	—	—	—	—	296,280	—	—	296,280

Net loss	—	—	—	—	—	—	(60,973,991)	(60,973,991)

Balance at December 31, 2008	37,975,000	$3,798	11,551,493	$1,155	$48,135,041	$(213,465)	$(111,244,228)	$(63,317,699)

The accompanying notes are an integral part of these consolidated financial statements.

Winnercomm Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2008 and 2007, and the period from inception (February 2, 2006) through December 31, 2006

	2008	2007	2006
Operating activities:
Net loss	$(60,973,991)	$(44,060,166)	$(6,210,071)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,616,012	8,653,220	7,655,980
Impairment expense	46,752,741	34,720,000	—
Paid-in-kind interest and other fees	929,345	—	—
Stock-based compensation expense	296,280	296,280	489,605
Dividends and accretion on shares subject to mandatory redemption	3,305,773	2,099,702	42,936
Gain on sale of fixed assets	(12,000)	—	—
Bad debt expense	264,880	2,505,853	1,846,473
Deferred income taxes	(2,747,600)	(3,702,200)	(3,487,700)
Changes in assets and liabilities, net
Accounts receivable	1,918,635	87,913	(6,224,157)
Prepaid production costs	(457,090)	(2,890)	(81,255)
Prepaid expenses and other assets	(420,498)	(570,514)	3,611,513
Other assets	497,158	314,951	41,188
Accounts payable and accrued expenses	3,663,152	(2,141,092)	3,042,307
Unearned revenue	(279,939)	(497,688)	(2,510,636)
Other long-term liabilities	(213,055)	352,312	—

Net cash used in operating activities	(1,860,197)	(1,944,319)	(1,783,817)

Investing activities:
Purchase of fixed assets	(784,841)	(4,277,108)	(2,983,273)
Proceeds from sale of fixed assets	92,648	—	—
Cash paid for acquisitions, net of cash acquired	—	—	(79,198,795)

Net cash used in investing activities	(692,193)	(4,277,108)	(82,182,068)

Financing activities:
Principal payments on long-term debt	—	(3,000,000)	(4,260,921)
Proceeds from debt issuances	—	4,000,000	42,260,921
Purchase of treasury stock	—	—	(213,465)
Proceeds from issuance of preferred stock	2,000,100	4,000,000	47,975,000

Net cash provided by financing activities	2,000,100	5,000,000	85,761,535

Increase (decrease) in cash and cash equivalents	(552,290)	(1,221,427)	1,795,650

Cash, beginning of period	574,223	1,795,650	—

Cash, end of period	$21,933	$574,223	$1,795,650

Other disclosures
Cash paid for interest	$1,423,358	$4,576,896	$4,174,425

The accompanying notes are an integral part of these consolidated financial statements.

Winnercomm Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2008 and 2007, and the period from inception (February 2, 2006) through December 31, 2006
A — NATURE OF OPERATIONS AND ORGANIZATION
Winnercomm Holdings, Inc. (the Company), a Delaware corporation, was formed on February 2, 2006. As described more fully below, the Company acquired substantially all of the assets of its three reporting units; Winnercomm, Inc., Skycam, LLC (Skycam) and Cablecam, LLC (Cablecam).
The Company produces and markets live and taped telecasts of various sporting and recreation activities; markets and sells advertising; serves as an advertising agency; provides graphics, web page design and internet marketing services; produces and edits videos for various customers and is a leading designer, manufacturer and operator of mobile aerial camera systems.
On February 24, 2006, the Company issued Series A Preferred Stock for $33,500,000 to a group of investors led by Parallel 2005 Equity Fund, L.P. (Parallel) and Harbert Private Equity Fund II, LLC (Harbert).
The Company then entered into a contribution agreement to purchase substantially all of the net assets of Winnercomm, Inc. and Skycam. The consideration for the acquisition of Winnercomm, Inc. was approximately $75,761,000 paid in cash and approximately 11,551,000 shares of common stock in the Company valued at approximately $6,339,000. The total purchase price for the acquisition was approximately $82,100,000.
The acquisition was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, (SFAS 141). The estimated fair values of the assets acquired exceeded the purchase price of the acquisition as determined in accordance with SFAS 141. The Company allocated a portion of the purchase price to identifiable tangible and intangible assets and liabilities based on their respective estimated fair values and recorded goodwill for any remaining unallocated portion of the purchase price. Intangible assets primarily include customer contracts. The customer contracts intangible is being amortized on a proportional basis over an estimated useful life of 10 years.
In connection with the contribution agreement, the Company issued 150,000 warrants to a third party to purchase common stock in exchange for investment banking services related to the acquisition. Parallel was paid $500,000 for financial advisory services in connection with the acquisition. The fair value of the warrants of approximately $87,750 and the fee paid to Parallel were included in the total purchase price for the acquisition.

Winnercomm Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — continued
For the Years Ended December 31, 2008 and 2007, and the period from inception (February 2, 2006) through December 31, 2006
The following table summarizes the purchase price allocation for the Winnercomm, Inc. and Skycam acquisition:

Current assets	$12,319,778
Property, plant and equipment	12,977,877
Intangible assets	30,366,000
Goodwill	48,578,272

Total assets acquired	$104,241,927

Current liabilities	$22,154,177

Total purchase price	$82,087,750

On July 28, 2006, the Company entered into an asset purchase agreement to acquire substantially all of the assets of Cablecam for approximately $3,379,000 in cash, plus expenses. The Company entered into an employment agreement with the former President and majority owner which is summarized in Note F1. The transaction was accounted for using the purchase method of accounting in accordance with SFAS 141. The Company allocated a portion of the purchase price to the identifiable tangible and intangible assets and liabilities based on their respective estimated fair values and recorded goodwill for any remaining unallocated portion of the purchase price.
The following table summarizes the purchase price allocation for the Cablecam acquisition:

Current assets	$150,001
Property, plant and equipment	1,534,985
Intangible assets	1,385,000
Goodwill	1,023,060

Total assets acquired	$4,093,046

Current liabilities	$514,250

Total purchase price	$3,578,796

B — GOING CONCERN AND SALE TO OUTDOOR CHANNEL HOLDINGS, INC.
The Company incurred significant losses during the period from its inception in February 2006 through December 31, 2008. The Company was also in default of certain debt covenants at December 31, 2008. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management, in agreement with the financial institution which holds its debt, agreed to sell substantially all the assets of the Company to Outdoor Channel Holdings, Inc. (Outdoor Channel) for approximately $5,750,000 in cash and the assumption of certain liabilities. The financial institution received the cash proceeds from the sale of the assets. The transaction created a liquidity event with respect to the Company’s Series A, B, C, and D Preferred Stock under the terms of those agreements. However, as this was a liquidity event under the terms of these agreements only and no formal action to liquidate the Company has taken place, the financial statements have been presented on a going concern basis and not a liquidation basis.

Winnercomm Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — continued
For the Years Ended December 31, 2008 and 2007, and the period from inception (February 2, 2006) through December 31, 2006
The transaction with Outdoor Channel closed on January 12, 2009. As a result of this transaction, there are no further assets to settle the remaining debt with the financial institution, the other liabilities that were not assumed by Outdoor Channel or the liquidation preferences for the Series A, B, C, and D Preferred Stock. No adjustments have been made to the financial statements as a result of the uncertainty regarding the Company’s ability to continue as a going concern. The Company is in the process of determining its course of action with respect to liquidation or otherwise closing the Company and its subsidiaries.
C — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
1. Principles of Consolidation
The consolidated financial statements include the accounts of the Company’s wholly-owned subsidiaries: Winnercomm, Inc., Skycam and Cablecam. Intercompany transactions and balances have been eliminated.
2. Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.
3. Reclassifications
Certain amounts in the 2006 financial statements have been reclassified to conform with the 2007 and 2008 presentation. The reclassifications had no impact on net loss.
4. Use of Estimates
The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, in the near term.
5. Revenue Recognition
Production revenue includes revenue from production services for customer-owned telecasts, revenue from camera services for customer-owned telecasts and revenue from web page design and marketing. Revenue from production services for customer-owned telecasts is recognized upon completion and delivery of the telecast to the customer. Costs incurred prior to completion and delivery are reflected as prepaid production costs in the accompanying consolidated balance sheets. Advances of contract fees prior to completion and delivery are shown as unearned revenue in the accompanying consolidated balance sheets.
Revenue from camera services for customer-owned telecasts is recognized upon completion and delivery of the telecast to the customer. Revenue from each event is based on an agreed upon contract amount plus allowed expenses.
Revenue from web page design and marketing is recognized upon the completion of services.

Winnercomm Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — continued
For the Years Ended December 31, 2008 and 2007, and the period from inception (February 2, 2006) through December 31, 2006
Commission revenue from the marketing of program advertising and commercial air time is recognized when the advertising or commercial air time occurs. In the normal course of business, the Company acts as or uses an intermediary or agent in executing transactions with third parties. Pursuant to Emerging Issues Task Force Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, such transactions are recorded on a gross or net basis depending on whether the Company is acting as the principal in a transaction or acting as an agent in the transaction. The Company serves as the principal in transactions in which it has substantial risks and rewards of ownership and, accordingly, records revenue on a gross basis. For those transactions in which the Company does not have substantial risks and rewards of ownership, the Company is considered an agent in the transaction and, accordingly, records revenue on a net basis. To the extent that revenues are recorded on a gross basis, any commissions or other payments to third parties are recorded as expense so that the net amount (gross revenues less expense) is reflected in the consolidated statements of operations. Accordingly, the impact on the consolidated statements of operations is the same whether the Company records revenue on a gross or net basis.
The terms of certain contracts permit the Company to invoice customers prior to delivery of the product or service. Advanced billings are reflected as unearned revenue on the consolidated balance sheets.
6. Cash Equivalents
The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. At December 31, 2008, the Company had no cash balances on deposit which exceeded the balance insured by the FDIC. At December 31, 2007, the Company had cash balances on deposit which exceeded the balance insured by the FDIC in the amount of $329,918.
7. Accounts Receivable and Credit Policies
Accounts receivable are uncollateralized customer obligations under normal trade terms requiring payment within 30 days from the invoice date and are due from production revenue, commissions, advertising sales and camera revenue. Accounts receivable are stated at the amount billed to customers less an allowance for doubtful accounts. The allowance is an estimate calculated based on an analysis of current business and economic risks, customer credit worthiness, specific identifiable risks such as bankruptcies, terminations or discontinued customers, or other factors that may indicate a potential loss. Accounts receivable balances are written off when management believes the amounts are uncollectible. As of December 31, 2008 and 2007, management determined no allowance was necessary. The Company recorded bad debt expense of approximately $264,880, $2,505,853 and $1,846,473 for the years ended December 31, 2008, 2007 and for the period of inception (February 2, 2006) through December 31, 2006.
Accounts receivables are recorded when production has occurred and delivery has been completed. The Company will bill the customer pursuant to the terms of the sales contract with the customer.
8. Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is calculated on a straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred.

Winnercomm Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — continued
For the Years Ended December 31, 2008 and 2007, and the period from inception (February 2, 2006) through December 31, 2006
The estimated useful lives of assets are:

Machinery and equipment	3 - 10 years
Furniture and fixtures	5 - 10 years
Leasehold improvements	Shorter of asset useful life or lease term
Property, plant and equipment consist of the following:

	2008	2007
Machinery and equipment	$3,436,258	$17,911,022
Furniture and fixtures	—	1,409,515
Leasehold improvements	—	2,444,631

Less: accumulated depreciation	—	(4,871,775)

Totals	$3,436,258	$16,893,393

The Company recorded an impairment charge against property, plant and equipment for the year ended December 31, 2008. The impairment charge against property and equipment was $10,647,467 and is reflected in the consolidated statements of operations.
9. Intangible Assets
Intangible assets are stated at cost net of amortization. The Company eliminates from its consolidated balance sheets any fully amortized intangibles and the related accumulated amortization. Intangible assets consist of the following:

	December 31, 2008
	Gross Carrying	Accumulated
	Amount	Amortization	Impairment	Net
Customer contracts	$10,447,135	$(1,447,582)	$(8,999,553)	$—
Covenant not to compete	2,489,400	(1,408,591)	(1,080,809)	—
Other	850,000	(254,445)	(595,555)	—

Total intangible assets	$13,786,535	$(3,110,618)	$(10,675,917)	$—

	December 31, 2007
	Gross Carrying	Accumulated
	Amount	Amortization	Impairment	Net
Customer contracts	$30,782,667	$(10,267,532)	$(10,068,000)	$10,447,135
Covenant not to compete	2,489,400	(910,706)	—	1,578,694
Other	850,000	(157,778)	—	692,222

Total intangible assets	$34,122,067	$(11,336,016)	$(10,068,000)	$12,718,051

Winnercomm Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — continued
For the Years Ended December 31, 2008 and 2007, and the period from inception (February 2, 2006) through December 31, 2006
The impairment recorded for the year ended December 31, 2007 was the result of an independent valuation report received by the Company that indicated the undiscounted cash flows associated with customer contracts could not support the carrying values. In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, (SFAS 144), when the undiscounted cash flows are less than the carrying value, impairment equal to the difference should be recorded. As a result of the impairment for the year ended December 31, 2007, the carrying amount of customer contracts was adjusted to a new cost basis after impairment and amortization was adjusted to coincide with the remaining estimated useful life of the assets.
The impairment recorded for the year ended December 31, 2008 was based on the acquisition price paid by Outdoor Channel on January 12, 2009 for the Company’s assets and certain liabilities. Statement of Financial Accounting Standards No. 157, Fair Value Measurements, (SFAS 157), states fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying values of the assets of the Company were significantly in excess of the purchase price of the Company subsequent to year end. As such, the Company recorded an impairment charge against long term assets to reflect this fair value. As a result, other intangible assets were impaired completely for the year ended December 31, 2008.
10. Goodwill
Goodwill represents the amount by which the purchase price of the Company’s acquisitions exceeded the estimated fair value of the assets acquired. The Company accounts for goodwill under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, (SFAS 142). Under SFAS 142, goodwill is subject to at least an annual assessment for impairment by applying a fair value based test.
Management utilized an independent firm as of December 31, 2007, to perform goodwill impairment testing. SFAS 142 prescribes a two step process for the annual assessment of goodwill testing:
•	Step 1 of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment tests is required to measure the amount of any impairment loss, if any.

•	Step 2 of the goodwill impairment test, compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess. The loss recognized cannot exceed the carrying amount of goodwill.
The independent valuation firm utilized both the income and market based valuation methods on a weighted basis in determining the fair value of the Company’s three reporting units. Based upon this analysis, the Company concluded that the carrying value of each reporting unit exceeded the fair value and therefore step 2 of goodwill impairment testing was required. The independent valuation firm then provided an appraisal of each of the reporting units and, based upon this appraisal, the Company concluded goodwill was impaired. As a result, the Company recorded goodwill impairment of $24,652,000 for the year ended December 31, 2007, which is reflected in the consolidated statements of operations.

Winnercomm Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — continued
For the Years Ended December 31, 2008 and 2007, and the period from inception (February 2, 2006) through December 31, 2006
The Company recorded further goodwill impairment for the year ended December 31, 2008 based on the acquisition price paid by Outdoor Channel on January 12, 2009 for the Company’s assets and specific liabilities. The carrying values of the assets of the Company were significantly in excess of the purchase price. As such, the Company recorded a further impairment charge against goodwill to reflect fair value as indicated by the purchase price. As a result, the Company recorded an impairment charge of $24,949,332 for the year ended December 31, 2008, which completely impaired the carrying balance of goodwill. This amount is reflected in the consolidated statements of operations.
11. Long-Lived Assets
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of long-lived assets is not recoverable, the Company reduces the carrying amount of such assets to fair value.
The Company recorded impairment of long-lived assets for the years ended December 31, 2008 and 2007, respectively. The following table sets forth these impairments recorded during each year:

	2008	2007
Goodwill	$24,949,332	$24,652,000
Other intangible assets	10,675,917	10,068,000
Other assets	480,025	—
Property, plant and equipment	10,647,467	—

Totals	$46,752,741	$34,720,000

12. Concentration of Credit Risk
For the year ended December 31, 2008, three customers accounted for approximately 39% of the Company’s sales. For the year ended December 31, 2007, four customers accounted for approximately 45% of the Company’s sales. For the period of inception (February 6, 2006) to December 31, 2006, two customers accounted for 39% of the Company’s sales. At December 31, 2008 and 2007, four customers had approximately 24% and 27%, respectively, of the Company’s outstanding accounts receivable.
13. Income Taxes
The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax change occurs.

Winnercomm Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — continued

For the Years Ended December 31, 2008 and 2007, and the period from inception (February 2, 2006) through December 31, 2006
14. Stock-Based Compensation
The Company accounts for stock-based compensation under Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS 123R). Accordingly, stock-based compensation related awards are expensed over the requisite service period.
D — LONG-TERM DEBT
During February 2006, the Company entered into a credit agreement with a financial institution, which was subsequently amended during December 2006 and then again in May 2008. Under the amended agreement, the Company has $22,000,000 notes payable (Tranche A), $20,000,000 notes payable (Tranche B) and a $5,000,000 revolving line of credit. The Tranche A notes and revolving line of credit bear interest at either the LIBOR adjusted rate plus 5.75% (9.56% at December 31, 2008) or the reference rate, as defined in the agreement, plus 4.25%. The Tranche B notes bear interest at either the LIBOR adjusted rate plus 10.25% (14.06% at December 31, 2008) or the reference rate, as defined in the agreement, plus 8.75%. Substantially all of the assets of the Company are pledged as collateral under this credit agreement. As discussed in Note B, the financial institution agreed to the sale of substantially all of the Company’s assets in January 2009. Although the financial institution released its liens with respect to the assets sold, they did not release the Company or any of its subsidiaries from the liens on any remaining assets they might have currently or in the future.
The Company had borrowings of $3,041,077 and $3,000,000 against the revolving line of credit as of December 31, 2008 and 2007, respectively. The credit agreement matures February 24, 2012. The credit agreement includes a prepayment penalty applied to the outstanding principal plus the revolving commitment. The prepayment penalty is 1% through February 2009.
The credit agreement contains various reporting and performance covenants including the maintenance of certain financial ratios and tests; limitations on additional indebtedness; limitations on capital expenditures; and limitations on dividends. The Company was not in compliance with the covenants at December 31, 2008. As a result, the Company was in default of the provisions of the credit agreement and all outstanding obligations were reported as current liabilities on the consolidated balance sheet at December 31, 2008. Additionally, provisions of the May 2008 amendment to the credit facility included additional interest on the outstanding obligations in the form of default and paid-in-kind interest were incurred.

Winnercomm Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — continued
For the Years Ended December 31, 2008 and 2007, and the period from inception (February 2, 2006) through December 31, 2006
     Long-term debt consists of the following:

	2008	2007
Tranche A notes payable to bank, with quarterly principal payments of $500,000 through December 31, 2007 and $1,000,000 beginning January 1, 2008 through the date of maturity, with quarterly interest at either the LIBOR adjusted rate plus 5.75% (9.56% at December 31, 2008) or the reference rate, as defined in the agreement, plus 4.25%, and paid-in-kind interest of 2%	$16,219,079	$16,000,000
Tranche B notes payable to bank, with quarterly principal payments of $1,000,000 beginning after the repayment of the Tranche A notes payable through the date of maturity, with quarterly interest at either the LIBOR adjusted rate plus 10.25% (14.06% at December 31, 2008) or the reference rate, as defined in the agreement, plus 8.75%, plus paid-in-kind interest of 2%	20,669,189	20,000,000
Revolving line of credit, including paid-in-kind interest of 2%	3,041,077	3,000,000

	39,929,345	39,000,000
Less: current maturities	(39,929,345)	(4,000,000)

Totals	$—	$35,000,000

E — SUBSCRIPTION AGREEMENTS
On December 22, 2006, the Company issued 10,000,000 shares of Series B Redeemable Preferred Stock (Series B stock) and warrants to purchase 6,670,626 shares of common stock to Parallel and Harbert for $10,000,000 in cash. The warrants participate in any dividends declared on the Company’s common stock.
The Company obtained a valuation from a third party with respect to the fair value of the warrants. Accordingly, $2,756,000 was assigned to the value of the warrants and is reflected as an increase in additional paid-in capital. The remaining $7,244,000 was assigned to the Series B stock.
The Series B stock is non-voting and is redeemable upon the earliest of a public offering (as defined); a liquidity event (as defined); or August 24, 2012. The mandatory redemption date of August 24, 2012 requires presentation of the Series B stock as a liability on the consolidated balance sheets. The redemption price is equal to the liquidation preference of $1.00 per share plus cumulative dividends which accrue at 15% of such liquidation preference, compounded annually. The difference between the assigned value and the liquidation preference will be accreted between the issue date and the mandatory redemption date of August 24, 2012. The accretion and the cumulative accrued dividends are presented in the accompanying consolidated statements of operations.
The Company has a call option on the Series B stock which it can exercise beginning 18 months following the December 22, 2006 issuance date of the Series B stock. If the call option is exercised, there is a potential premium over the liquidation preference which is calculated as 10% of the liquidation preference, multiplied

Winnercomm Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — continued
For the Years Ended December 31, 2008 and 2007, and the period from inception (February 2, 2006) through December 31, 2006
by a fraction calculated by the number of days from the redemption date to the mandatory redemption date of August 24, 2012, divided by 1,524.
On October 31, 2007 and November 29, 2007, the Company issued 4,000,000 shares of Series C Redeemable Preferred Stock (Series C stock) for total proceeds of $4,000,000 in cash. On May 5, 2008, the Company issued an additional 2,000,000 shares of Series C stock for total proceeds of $2,000,000 in cash. The Series C stock is non-voting and is redeemable upon the earliest of a public offering (as defined); a liquidity event (as defined); or August 24, 2012. The mandatory redemption date of August 24, 2012 requires presentation of the Series C stock as a liability on the consolidated balance sheets. The redemption price is equal to the liquidation preference of $1.00 per share plus cumulative dividends which accrue at 20% of such liquidation preference, compounded annually. The cumulative accrued dividends are presented along with the accretion and accrued dividends of the Series B stock in the accompanying consolidated statements of operations.
On May 8, 2008, the Company issued 1,000,000 shares of Series D Redeemable Preferred Stock (Series D stock) for total proceeds of approximately $100 in cash. The Series D stock is non-voting and is redeemable upon the earliest of a public offering (as defined); a liquidity event (as defined); or August 24, 2012. The mandatory redemption date of August 24, 2012 requires presentation of the Series D stock as a liability on the consolidated balance sheets. The redemption price is equal to the liquidation preference of the Series D amount (as defined) multiplied by a percentage factor ranging up to 20%.
F — COMMITMENTS AND CONTINGENCIES
1. Agreements
In connection with the initial contribution agreement, the Company entered into advisory fee agreements with Parallel and Harbert at an annual rate of $150,000 each, subject to each of them maintaining a 5% ownership in the Company. Parallel’s annual fee would rise to $300,000 annually in the event Harbert’s ownership falls below 5% if Parallel’s ownership is at least 15%.
The Company entered into a covenant not to compete with the CEO. The agreement provides for $3 million paid ratably over a three year period. The term of the agreement covers the CEO’s employment period and five years following the end of his employment with the Company.
The Company has employment agreements with the CEO, the CFO and the President of Cablecam. The CEO’s and the CFO’s employment agreements have an initial term that ends in February 2011 and provide an automatic renewal for one year, unless either party terminates. The employment agreement with the President of Cablecam has an initial term that ends in July 2011 and also provides for an automatic renewal for one year unless either party terminates.
The Cablecam President’s employment agreement provides for an annual cash bonus calculated based on excess Cablecam EBITDA over target levels. For the years ended December 31, 2008, 2007, and 2006, Cablecam did not exceed the target and no bonus was earned. The agreement also granted 1,125,000 restricted common shares which vest ratably over a five year period. At December 31, 2008 and 2007, approximately 543,750 and 318,750 of these restricted shares had vested. The fair value on the grant date was $767,400 and is being recognized as compensation expense and an increase in additional paid-in capital over the five year period. Approximately $153,000, $153,000 and $64,000 of compensation expense was

Winnercomm Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — continued
For the Years Ended December 31, 2008 and 2007, and the period from inception (February 2, 2006) through December 31, 2006
recognized for the years ended December 31, 2008 and 2007, and for the period of inception (February 2, 2006) through December 31, 2006, respectively.
The Company entered into an agreement with its Chairman of the Board of Directors, which includes an annual fee payable in quarterly installments. The Chairman was also granted 941,698 fully vested options to purchase common stock of the Company. Half of the options have an exercise price of $1 and the other half have an exercise price of $3. The fair value of the options was $378,055 on the grant date and was recognized as compensation expense and an increase in additional paid-in capital for the year ended December 31, 2006.
The aggregate annual commitments under the employment agreements and the agreement with the Chairman of the Board of Directors are $1,800,000.
2. Operating Lease Commitments
The Company has various operating leases for office and production space through 2016. Rental expense under these leases was approximately $2,124,000, $2,125,000 and $1,715,000 for the years ended December 31, 2008 and 2007, and for the period of inception (February 2, 2006) through December 31, 2006. Future commitments on those leases for the next five years are approximately as follows:

Years Ending December 31,	Amount
2009	$2,186,535
2010	1,307,039
2011	521,136
2012	420,000
2013	420,000
Thereafter	1,015,000

Total	$5,869,710

3. Contingencies
The Company is involved in litigation in the normal course of business. Management does not believe the outcome of these matters will have a material adverse impact on the Company’s financial condition or results of operations.
G — INCOME TAXES
The tax effects of temporary differences and tax loss carryforwards that give rise to significant portions of federal and state deferred tax assets and deferred tax liabilities at December 31 are presented below:

Winnercomm Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — continued
For the Years Ended December 31, 2008 and 2007, and the period from inception (February 2, 2006) through December 31, 2006

	2008	2007
Deferred tax assets:
Net operating loss carryforward	$15,622,400	$5,761,240
Depreciation and amortization	2,421,960	668,406

Subtotal	18,044,360	6,429,646
Less: Valuation allowance	(17,658,800)	(5,931,500)

	$385,560	$498,146

Deferred tax liabilities:
Depreciation and amortization	—	(2,747,600)
Prepaid expenses and other	(385,560)	(498,146)

	(385,560)	(3,245,746)

Net deferred tax liabilities	$—	$(2,747,600)

The net operating loss carryforward expires in 2026.
The income tax provisions differ from the provisions that would result by applying the federal statutory rate to income before taxes as follows:

	2008	2007	2006
Federal income tax provision (benefit) at statutory income tax rate	$-34%	$-34%	$-34%
State taxes, net of federal benefit	-4%	-4%	-4%
Goodwill impairment	13%	16%	—
Change in valuation allowance	18%	12%	—
Other	3%	2%	2%

Income tax provision (benefit)	$-4%	$-8%	$-36%

H — STOCKHOLDERS’ EQUITY AND OPTIONS/WARRANTS
1. Preferred Stock
The Company has four classes of preferred stock, Series A, Series B, Series C, and Series D. Series A preferred stockholders are entitled to one vote for each share of common stock in which a Series A stock can be converted to common stock. Series A stock is readily convertible to common stock at the shareholder’s discretion. Series A stock participate in dividends declared on the Company’s common stock. However, no dividends on Series A stock, Series B stock, Series C stock or common stock are allowed until all unpaid amounts due on Series D stock are paid. Series A stock has a liquidation preference of $1.00 per share, increased at 10% annually.
Series B preferred stockholders do not have voting rights. Series B stock is mandatorily redeemable and, accordingly, is reflected as a liability on the Company’s consolidated balance sheets. Series B preferred shares have a cumulative dividend of 15% of the liquidation preference, compounded annually.
Series C preferred stockholders do not have voting rights. Series C stock is mandatorily redeemable and, accordingly, is reflected as a liability on the Company’s consolidated balance sheets. Series C preferred shares have a cumulative dividend of 20% of the liquidation preference, compounded annually.

Winnercomm Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — continued
For the Years Ended December 31, 2008 and 2007, and the period from inception (February 2, 2006) through December 31, 2006
Series D preferred stockholders do not have voting rights. Series D stock is mandatorily redeemable and, accordingly, is reflected as a liability on the Company’s consolidated balance sheets.
2. Common Stock
Each share of common stock is entitled to one vote.
3. Options and Warrants
The Company has a Management Incentive Plan (the Plan), which allows the Company to grant up to 2,441,698 stock options to employees selected by the Company. The stock options are granted by the Board of Directors. Upon grant, the Board of Directors sets the vesting period and the exercise price. The Plan terminates 10 years after its July 2006 adoption date or may be terminated at any earlier time by action of the Board of Directors. The termination of the Plan will not adversely affect the terms of any of the outstanding stock options.
In August 2006, the Board of Directors granted 1,300,000 options to employees from the Plan, which vest over a five year period. As disclosed previously, the Company has also granted 941,698 options to its Chairman of the Board of Directors; issued 1,125,000 restricted shares to its Cablecam President; issued 150,000 warrants to purchase common stock to a third party in connection with the February 2006 contribution agreement; and in December 2006 issued 6,670,626 warrants to purchase common stock to the holders of Series B stock.
In April 2007, the Board of Directors granted 50,000 options to an employee from the Plan, which vest over a five year period.
The fair value of the stock options and warrants was estimated utilizing the Black-Scholes-Merton valuation model. The term of each award granted was based upon the simplified method for “plain-vanilla” share rights. Expected volatility was based upon the historical volatility of an appropriate industry sector index. Expected dividend yield was based on the Company’s expected dividend rate. The risk free interest rate reflects the yield on the 10 year zero coupon U.S. Treasury.

Winnercomm Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — continued
For the Years Ended December 31, 2008 and 2007, and the period from inception (February 2, 2006) through December 31, 2006
The following summarizes significant information related to each of the award grants:

			Remaining	Remaining
			Vesting	Contractual	Awards
			Period at	Life at	Outstanding at
	Awards	Exercise	December 31,	December 31,	December 31,
	Granted	Price	2008	2008	2008 and 2007
Employee options 2006	1,300,000	$1.00	2.50 years	7.50 years	1,000,000
Employee options 2007	50,000	$1.00	4.75 years	9.75 years	50,000
Chairman of the Board options	470,849	$1.00	Fully vested	7.20 years	470,849
Chairman of the Board options	470,849	$3.00	Fully vested	7.20 years	470,849
Third party warrants	150,000	$0.01	Fully vested	7.20 years	150,000
December 22, 2006 warrants	6,670,626	$0.01	Fully vested	8.00 years	6,670,626
The following assumptions were utilized in the fair value calculation of each award:

	Risk-free			Expected
	Interest	Expected	Expected	Dividend
	Rate	Life	Volatility	Yield
Employee options 2006	4.80%	10 years	75%	0%
Employee options 2007	4.65%	10 years	75%	0%
Chairman of the Board options	4.58%	10 years	75%	0%
Third party warrants	4.58%	10 years	75%	0%
December 22, 2006 warrants	4.62%	10 years	70%	0%
As of December 31, 2008, a total of approximately $777,000 unrecognized compensation cost for the employee options and the restricted shares will be recognized ratably over their remaining vesting periods of three years.
The weighted average grant-date fair value of options granted under the Plan during 2007 and 2006 was $0.39 and $0.55, respectively. There were no Plan options granted, exercised or forfeited during 2008. 500,000 options and 300,000 options were exercisable at December 31, 2008 and 2007, respectively.
I — BENEFIT PLAN
The Company sponsors a section 401(k) defined contribution benefit plan covering substantially all of its employees who have met minimum eligibility requirements. The Company makes both discretionary and nondiscretionary contributions to the defined contribution benefit plan. Employees vest in Company contributions ratably over a five year period. The Company expensed contributions of approximately $75,000, $410,000 and $395,000 for the years ended December 31, 2008 and 2007, and for the period of inception (February 2, 2006) through December 31, 2006.

Winnercomm Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — continued
For the Years Ended December 31, 2008 and 2007, and the period from inception (February 2, 2006) through December 31, 2006
J — RELATED PARTY TRANSACTIONS
Parallel and Harbert are due advisory fees under agreements which call for aggregate annual fees of $300,000. These fees are accrued in the consolidated financial statements at December 31, 2008 and 2007, respectively.
Two shareholders of the Company have ownership interests in the Skycam building lease. The lease agreement is for 10 years ending in May 2016. Current annual lease payments, excluding operating expenses, are $420,000.
K — RECENT ACCOUNTING PRONOUNCEMENTS
In June 2007, the Financial Accounting Standards Board ratified a consensus opinion reached by the Emerging Issues Task Force (EITF) on EITF Issue 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards. EITF Issue 06-11 requires an employer to recognize tax benefits realized from dividend or dividend equivalents paid to employees for certain nonvested equity-classified share-based payment awards that are charged to retained earnings as an increase to additional paid-in capital and include such amounts in the pool of excess tax benefits available to absorb future tax deficiencies on share-based payment awards. If an entity’s estimate of forfeitures increases (or actual forfeitures exceed the entity’s estimates), or if an award is no longer expected to vest, entities should reclassify the dividends or dividend equivalents paid on that award from retained earnings to compensation cost. However, the amount of tax benefits from dividends that are reclassified from additional paid-in capital to the income statement are limited to the amount of the entity’s pool of excess tax benefits available to absorb tax deficiencies on the date of reclassification. The Company adopted the consensus in EITF Issue 06-11 as of the required effective date of January 1, 2008. Retrospective application of the EITF Issue is not permitted. The Company historically has accounted for the income tax benefits of dividends paid for share-based payment awards in the manner described in the consensus and thus the adoption of EITF Issue 06-11 did not impact our consolidated financial position, results of operations or cash flows.
In December 2007, the Financial Accounting Standards Board issued Statement No. 141 (revised 2007), Business Combinations (SFAS 141R) to change how an entity accounts for the acquisition of a business. When effective, SFAS 141R will replace existing SFAS 141 in its entirety. SFAS 141R carries forward the existing requirements to account for all business combinations using the acquisition method (formerly called the purchase method). In general, SFAS 141R will require acquisition-date fair value measurement of identifiable assets acquired, liabilities assumed, and noncontrolling interests in the acquiree. SFAS 141R will eliminate the current cost-based purchase method under SFAS 141. The new measurement requirements will result in the recognition of the full amount of acquisition-date goodwill, which includes amounts attributable to noncontrolling interests. The acquirer will recognize in income any gain or loss on the remeasurement to acquisition-date fair value of consideration transferred or of previously acquired equity interests in the acquiree. Neither the direct costs incurred to effect a business combination nor the costs the acquirer expects to incur under a plan to restructure an acquired business will be included as part of the business combination accounting. As a result, those costs will be charged to expense when incurred, except for debt or equity issuance costs, which will be accounted for in accordance with other generally accepted accounting principles. SFAS 141R will also change the accounting for contingent consideration, in process research and development, contingencies, and restructuring costs. In addition, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination that occur after the measurement period will impact income taxes under SFAS 141R. SFAS 141R is effective for fiscal years and interim

Winnercomm Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements — continued
For the Years Ended December 31, 2008 and 2007, and the period from inception (February 2, 2006) through December 31, 2006
periods within those fiscal years beginning on or after December 15, 2008. Early adoption is prohibited. The Company intends to adopt SFAS 141R effective January 1, 2009 and apply its provisions prospectively. The Company currently does not believe that the adoption of SFAS 141R will have a significant effect on its consolidated financial statements; however, the effect is dependent upon whether the Company makes any future acquisitions and the specifics of those acquisitions.
In April 2008, the Financial Accounting Standards Board issued FASB Staff Position (FSP) FAS 142-3, Determination of the Useful Life of Intangible Assets, to provide guidance for determining the useful life of recognized intangible assets and to improve consistency between the period of expected cash flows used to measure the fair value of a recognized intangible asset and the useful life of the intangible asset as determined under Statement 142. The FSP requires that an entity consider its own historical experience in renewing or extending similar arrangements. However, the entity must adjust that experience based on entity-specific factors under FASB Statement 142, Goodwill and Other Intangible Assets. FSP FAS 142-3 is effective for fiscal years and interim periods that begin after November 15, 2008. The Company intends to adopt FSP FAS 142-3 effective January 1, 2009 and to apply its provisions prospectively to recognized intangible assets acquired after that date. We do not expect the adoption of FSP FAS 142-3 to have a material impact on our consolidated results of operations, financial position or cash flows.
In December 2008, the Financial Accounting Standards Board issued FASB Staff Position (FSP) FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises. FSP FIN 48-3 permits an entity within its scope to defer the effective date of FASB Interpretation 48 (Interpretation 48), Accounting for Uncertainty in Income Taxes, to its annual financial statements for fiscal years beginning after December 15, 2008. The Company has elected to defer the application of Interpretation 48 for the year ending December 31, 2008. The Company evaluates its uncertain tax positions using the provisions of FASB Statement 5, Accounting for Contingencies. Accordingly, a loss contingency is recognized when it is probable that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized. The Company does not believe that the adoption of Interpretation 48 will have a material impact on our consolidated results of operations, financial position or cash flows.